CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of March 1, 2007 (the “Effective Date”) by and between IDCENTRIX, (the “Company”), and Arni Johansson, (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform market branding and financing services for the Company and Consultant is willing to perform such Services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.  CONSULTANT’S SERVICES

The Company agrees to engage Consultant, and Consultant agrees to render consulting services (the “Services”) to the Company during the term of this Agreement. Consultant’s duties will include, but not limited to, market branding and financing activities on a best efforts basis. Consultant agrees to perform the Services in a good and workman-like manner according to general industry practices and to devote such time to these duties as the Company and Consultant reasonably agree from time to time.

2.  COMPENSATION

As compensation for the Services to be performed hereunder, the Company agrees to pay Consultant a monthly fee of USD $10,000. Payment for all fees will be made, by wire, no later than 10 days following the public launch . The Company will reimburse the Contractor for any expenses which have received approval by the Company and/or its authorized representative prior to the expense being incurred.

3.  COMPANY MATERIALS

Consultant recognizes that all Company Materials (as defined below) made or received by Consultant during the term of this Agreement are and shall be the exclusive property of the Company, and Consultant shall keep the same at all times in Consultant’s custody and subject to Consultant’s control, and shall surrender the same to the Company immediately upon request of the Company and in any event upon any termination of this Agreement.

4.  MAINTAINING CONFIDENTIALITY

Consultant agrees at all times during the term of his engagement with the Company and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company.

5.  TERM AND TERMINATION

The term of this Agreement shall commence as of the date hereof and shall continue for a period of 7 months. Either party may terminate the agreement by giving 30 days prior written notice to the other. Expenses incurred with respect to services performed through the effective date of termination in accordance with Section 2, will be paid by the Company.

6.  INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services as an independent contractor. Under no circumstances shall Consultant look to the Company as its employer, or as a partner, agent or principal. Consultant will determine the method, details, and means of performing the Services. Consultant shall pay, when and as due, any and all taxes incurred as a result of its compensation hereunder, including estimated income taxes.

7. INDEMNIFICATION

The Company hereby agrees to indemnify and hold harmless the Consultant, from and against all claims, liabilities, losses, damages, and expenses as incurred (including reasonable legal fees and disbursements of counsel and the costs of Consultant professional time), joint or several (including actions or proceedings in respect thereof) (collectively "Losses"), relating to or arising out of the rendered services.

The Company shall not, however, be liable under the foregoing indemnity agreement to the extent that any losses are determined by an arbitration pursuant to Section 8 or are otherwise finally determined, as the case may be, to have resulted primarily from the gross negligence, willful misconduct or bad faith of the Consultant in connection with the Services.

8.  ARBITRATION

Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement and Consultant’s performance of the Services shall be determined and settled by final and binding arbitration in Los Angeles, California in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

9.  NOTICES

Any notice under this Agreement will be sent by certified or registered mail, return receipt requested or by facsimile (provided that the sender received electronic confirmation of receipt by recipient) to the address specified below or such other address as the party specifies in writing.

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this CONSULTING AGREEMENT as of ____________________________________

MM     DD     YYYY

THE CONSULTANT:	THE COMPANY

Signature:	Signature:

Name: Arni Johannson	Name: